C E R T I F I E D P U B L I C A C C O U N T A N T S

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-43593 of Lithia Motors, Inc. on Form S-8 of our report dated June 20, 2006 appearing in this Annual Report on Form 11-K of the Lithia Motors, Inc. Salary Reduction Profit Sharing Plan as of December 31, 2005 and 2004 and for the year ended December 31, 2005.

Medford, Oregon
 June 20, 2006